Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The Bancorp, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of The Bancorp, Inc. on Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005, File No. 333-130709, effective December 27, 2005, File No. 333-176208, effective August 10, 2011 and File No. 333-189014, effective May 31, 2013).

/s/ GRANT THORNTON LLP

March 15, 2016

Philadelphia, Pennsylvania